                                                                    Exhibit 99.1

CONSOLIDATED FINANCIAL STATEMENTS

Numatics, Incorporated

Years ended December 31, 2002, 2001 and 2000 with Report of Independent Auditors

                             Numatics, Incorporated

                        Consolidated Financial Statements

                  Years ended December 31, 2002, 2001 and 2000

                                    CONTENTS

Report of Independent Auditors................................   1

Audited Consolidated Financial Statements

Consolidated Balance Sheets...................................   2
Consolidated Statements of Operations.........................   4
Consolidated Statements of Stockholders' Deficiency...........   5
Consolidated Statements of Cash Flows.........................   6
Notes to Consolidated Financial Statements....................   7

                         Report of Independent Auditors

Board of Directors
Numatics, Incorporated

We have audited the accompanying consolidated balance sheets of Numatics, Incorporated and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' deficiency, and cash flows for each of the three years in the period ended December 31, 2002. Our audits also included the financial statement schedule included as Item 15(a) (2). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Numatics, Incorporated and subsidiaries at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for goodwill resulting from its adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002.

                                                     /s/ Ernst & Young LLP

Troy, Michigan
March 14, 2003,
except for Note 10, as to which the date is March 25, 2003

                             Numatics, Incorporated

                          Consolidated Balance Sheets

                                                                              DECEMBER 31
                                                                       2002                2001
                                                                  ----------------------------------
ASSETS
Current assets:
   Cash and cash equivalents                                      $     1,316,250    $     1,895,027
   Trade receivables, less allowances of $445,000 in 2002
    and $436,000 in 2001                                               18,537,257         17,415,420
   Inventories                                                         32,714,582         33,119,341
   Income tax receivable                                                   63,617            352,541
   Deferred income taxes                                                  126,485            755,699
   Other current assets                                                 2,890,208          2,827,120
                                                                  ----------------------------------
Total current assets                                                   55,648,399         56,365,148

Other assets:
   Goodwill, net of accumulated amortization                            5,098,954          4,815,941
   Debt issuance costs, net of accumulated amortization                 5,745,140          5,804,459
   Deferred income taxes                                                  177,400          3,386,779
   Investment in unconsolidated affiliates                              2,231,664          2,199,919
   Other                                                                  689,333          1,179,667
                                                                  ----------------------------------
                                                                       13,942,491         17,386,765
                                                                  ----------------------------------
Properties:
   Land                                                                 1,321,309          1,351,037
   Buildings and improvements                                          15,497,297         15,144,096
   Machinery and equipment                                             55,607,088         53,165,838
                                                                  ----------------------------------
                                                                       72,425,694         69,660,971
   Less accumulated depreciation                                      (44,559,695)       (38,470,241)
                                                                  ----------------------------------
                                                                       27,865,999         31,190,730
                                                                  ----------------------------------
                                                                  $    97,456,889    $   104,942,643
                                                                  ==================================

                             Numatics, Incorporated

                                                                               DECEMBER 31
                                                                        2002               2001
                                                                  ----------------------------------
LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
   Accounts payable trade                                         $     5,981,993    $     5,237,846
   Accrued interest                                                     3,293,571          3,382,493
   Other accrued expenses                                               1,325,700          1,377,074
   Compensation and employee benefits                                   3,452,685          2,346,072
   Income and single business tax                                         880,168            704,467
   Current portion of long-term debt                                    2,083,842          1,980,418
                                                                  ----------------------------------
Total current liabilities                                              17,017,959         15,028,370

Long-term debt, less current portion                                  156,561,001        159,866,260
Deferred retirement benefits                                           11,358,111          8,127,205
Deferred income taxes                                                     743,294            260,643

Minority interest in subsidiaries (redeemable at $692,993 in
 2002 and $475,074 in 2001 upon the happening of
 certain events outside the control of the Company)                       487,668            397,576

Stockholders' deficiency:
   Common stock $.01 par value, 9,950,000 shares authorized;
    2,397,235 shares outstanding in 2002 and 2,607,318 shares
    outstanding in 2001 and related additional paid-in capital          4,602,151          4,602,151
   Treasury stock                                                      (3,347,280)        (1,089,996)
   Accumulated deficiency                                             (86,752,500)       (80,656,187)
   Accumulated other comprehensive loss                                (3,213,515)        (1,593,379)
                                                                  ----------------------------------
                                                                      (88,711,144)       (78,737,411)
                                                                  ----------------------------------
                                                                  $    97,456,889    $   104,942,643
                                                                  ==================================

                             Numatics, Incorporated

                      Consolidated Statements of Operations

                                                                YEARS ENDED DECEMBER 31
                                                      2002               2001               2000
                                                -----------------------------------------------------
Net sales                                       $   112,239,529    $   113,563,076    $   145,860,578

COSTS AND EXPENSES
Cost of products sold                                69,558,113         70,527,947         92,327,624
Marketing, engineering, general
 and administrative                                  26,229,978         27,427,506         34,350,350
Single business tax                                     237,744            (61,531)           219,000
                                                -----------------------------------------------------
                                                     16,213,694         15,669,154         18,963,604

OTHER EXPENSES
Interest and other financing expenses                18,264,800         16,345,183         16,818,635
Other, net                                             (748,542)         1,176,201          1,729,509
                                                -----------------------------------------------------
Income (loss) before income taxes and
 extraordinary item                                  (1,302,564)        (1,852,230)           415,460
Income taxes                                          4,793,749           (372,359)         1,074,700
                                                -----------------------------------------------------
Loss before extraordinary item                       (6,096,313)        (1,479,871)          (659,240)
Extraordinary item-early extinguishment of
 debt, net of income taxes of $148,000                        -           (303,818)                 -
                                                -----------------------------------------------------
Net loss                                        $    (6,096,313)   $    (1,783,689)   $      (659,240)
                                                =====================================================

See accompanying notes.

                             Numatics, Incorporated

               Consolidated Statements of Stockholder's Deficiency

                                                         CLASS A COMMON STOCK
                                                         AND RELATED ADDITIONAL
                                                        PAID IN CAPITAL $.01 PAR
                                                      9,950,000 SHARES AUTHORIZED      TREASURY       ACCUMULATED
                                                        SHARES          AMOUNT           STOCK        DEFICIENCY
                                                      ------------------------------------------------------------
Balance at January 1, 2000                              2,659,575    $  4,602,151    $          -    $ (78,213,258)
   Net loss for 2000                                            -               -               -         (659,240)
   Equity adjustment from foreign
    currency translation                                        -               -               -                -
   Comprehensive loss for 2000
                                                      ------------------------------------------------------------
Balance at December 31, 2000                            2,659,575       4,602,151               -      (78,872,498)
   Net loss for 2001                                            -               -               -       (1,783,689)
   Equity adjustment from foreign
    currency translation                                        -               -               -                -
   Minimum pension liability, net of tax                        -               -               -                -
   Comprehensive loss for 2001
   Purchase of treasury stock                             (52,257)              -      (1,089,996)               -
                                                      ------------------------------------------------------------
Balance at December 31, 2001                            2,607,318       4,602,151      (1,089,996)     (80,656,187)
   Net loss for 2002                                                                                    (6,096,313)
   Equity adjustment from foreign
    currency translation
   Minimum pension liability, net of tax
   Comprehensive loss for 2002
   Purchase of treasury stock                            (210,083)                     (2,257,284)
                                                      ------------------------------------------------------------
Balance at December 31, 2002                            2,397,235    $  4,602,151    $ (3,347,280)   $ (86,752,500)
                                                      ============================================================

                                                       ACCUMULATED
                                                          OTHER
                                                       COMPREHENSIVE      TOTAL
                                                           LOSS           AMOUNT
                                                       -----------------------------
Balance at January 1, 2000                             $    (283,294)  $ (73,894,401)
   Net loss for 2000                                               -        (659,240)
   Equity adjustment from foreign
    currency translation                                    (296,685)       (296,685)
                                                                       -------------
   Comprehensive loss for 2000                                              (955,925)
                                                       -----------------------------
Balance at December 31, 2000                                (579,979)    (74,850,326)
   Net loss for 2001                                               -      (1,783,689)
   Equity adjustment from foreign
    currency translation                                    (460,692)       (460,692)
   Minimum pension liability, net of tax                    (552,708)       (552,708)
                                                                       -------------
   Comprehensive loss for 2001                                            (2,797,089)
   Purchase of treasury stock                                      -      (1,089,996)
                                                       -----------------------------
Balance at December 31, 2001                              (1,593,379)    (78,737,411)
   Net loss for 2002                                                      (6,096,313)
   Equity adjustment from foreign
    currency translation                                     (11,857)        (11,857)
   Minimum pension liability, net of tax                  (1,608,279)     (1,608,279)
                                                                       -------------
   Comprehensive loss for 2002                                            (7,716,449)
   Purchase of treasury stock                                             (2,257,284)
                                                       -----------------------------
Balance at December 31, 2002                           $  (3,213,515)  $ (88,711,144)
                                                       =============================

See accompanying notes.

                             Numatics, Incorporated

                     Consolidated Statements of Cash Flows

                                                                        YEARS ENDED DECEMBER 31
                                                                2002                2001               2000
                                                          --------------------------------------------------------
OPERATING ACTIVITIES
Net loss                                                  $     (6,096,313)   $     (1,783,689)   $       (659,240)
Adjustments to reconcile net loss to net cash
 provided by operating activities:
   Depreciation                                                  4,157,302           4,171,263           4,776,189
   Amortization                                                  1,295,100           1,316,476           1,360,625
   Extraordinary item-early extinguishment of debt                       -             303,818                   -
   Minority interest in subsidiary earnings                         90,092            (345,106)             58,695
   Deferred taxes                                                4,682,004            (838,405)           (130,409)
   Deferred retirement benefits                                    959,260             834,350           1,082,417
   Unrealized foreign currency (gain) loss                      (1,343,540)            396,079           1,198,647
   Changes in operating assets and liabilities:
      Trade receivables                                            749,068           4,253,845           1,519,637
      Inventories                                                1,332,036           5,111,469          (4,095,810)
      Other current accounts                                      (305,864)            856,479             387,962
      Accounts payable and accrued expenses                        630,425          (3,107,204)         (1,584,399)
      Compensation and employee benefits                         1,133,777          (2,035,584)           (194,740)
      Income and single business taxes                             529,282             276,310            (573,796)
                                                          --------------------------------------------------------
Net cash provided by operating activities                        7,812,629           9,410,101           3,145,778

INVESTING ACTIVITIES
Capital expenditures                                              (451,731)         (1,971,524)         (5,587,854)
Other investments                                                   11,679             (41,264)            257,515
                                                          --------------------------------------------------------
Net cash used in investing activities                             (440,052)         (2,012,788)         (5,330,339)

FINANCING ACTIVITIES
Proceeds from long-term borrowings                                       -          39,366,312           2,455,603
Debt repayments                                                 (6,921,193)        (42,820,418)           (469,061)
Debt issuance costs                                               (753,048)         (3,027,017)                  -
Extraordinary item (extinguishment of debt)                              -            (303,818)                  -
                                                          --------------------------------------------------------
Net cash provided by (used in) financing activities             (7,674,241)         (6,784,941)          1,986,542
Effect of exchange rate changes on cash                           (277,113)            307,388            (378,777)
                                                          --------------------------------------------------------
Net increase (decrease) in cash and cash equivalents              (578,777)            919,760            (576,796)
Cash and cash equivalents at beginning of year                   1,895,027             975,267           1,552,063
                                                          --------------------------------------------------------
Cash and cash equivalents at end of year                  $      1,316,250    $      1,895,027    $        975,267
                                                          ========================================================

See accompanying notes.

                             Numatics, Incorporated

1.   SIGNIFICANT ACCOUNTING POLICIES

NATURE OF THE BUSINESS

The Company develops and manufactures pneumatic components for automated machinery used in various industries.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Numatics, Incorporated, its wholly owned subsidiaries and its majority owned subsidiaries (the Company) after elimination of intercompany accounts, transactions and profits.

USE OF ESTIMATES

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK

The Company sells its products principally to domestic and international distributors. Management performs ongoing evaluations of its accounts receivable, and credit losses have been minimal and within management's expectations.

CASH EQUIVALENTS.

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

Allowance for doubtful accounts reduces trade accounts receivable to its net recognizable amount. The Company determines the allowance for doubtful accounts based on known collectibility issues, as such issues relate to specific transactions or customer balances.

                             Numatics, Incorporated

INVENTORIES

Inventories are stated at the lower of cost or market, with cost determined by use of the first-in, first-out method.

DEFERRED TAX ASSET

Realization of the net deferred tax asset is primarily dependent on tax planning strategies and future taxable income. Based on an analysis of both positive and negative evidence, including a three-year cumulative tax loss from its U.S. operations, the Company recorded a $5.3 million valuation allowance against the U.S. deferred tax asset in 2002. The Company evaluates its deferred taxes and the need for any related valuation allowance quarterly.

PROPERTIES AND DEPRECIATION

Properties are stated on the basis of cost and are depreciated over their estimated useful lives ranging from three to forty years for buildings and improvements, and from four to twenty years for machinery and equipment, principally by the straight-line method. Expenditures for repairs and maintenance, which do not extend the life of the asset, are expensed as incurred. The Company evaluates its properties for impairment whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable. The recoverability estimates are based on the projected future cash flows expected to result from the use of the assets at various facilities. An impairment loss is measured as the amount by which the carrying amount of the assets exceeds the fair value.

INCOME TAXES

The Company utilizes the liability method of accounting for income taxes. Deferred taxes are provided for the temporary differences between financial statement and income tax accounting.

ENVIRONMENTAL LIABILITIES

The Company recognizes estimated environmental liabilities when a loss is probable and reasonably estimable. Such liabilities are generally not subject to insurance coverage. The Company's environmental liabilities were not material as of December 31, 2002 and 2001.

                             Numatics, Incorporated

REVENUE RECOGNITION

The Company recognizes revenue when goods are shipped to the customer, which is when legal title is transferred.

FAIR VALUE OF FINANCIAL INSTRUMENTS

At December 31, 2002, the carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable, and investments approximate fair value.

CURRENCY TRANSLATION

Exchange adjustments related to international currency transactions are presented in the Consolidated Statements of Operations. Translation adjustments of international subsidiaries are presented in the consolidated financial statements as a component of accumulated other comprehensive income.

STOCK-BASED COMPENSATION

The Company grants stock options for a fixed number of shares to directors, executives and key employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and, accordingly, recognizes no compensation expense for the stock option grants.

NEW ACCOUNTING PRONOUNCEMENTS

Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" was adopted as of January 1, 2002. Under this statement, goodwill is no longer amortized but is subject to annual impairment tests or more frequent tests if impairment indicators arise. The impairment tests of our goodwill were performed as required as it was determined that no impairment of the goodwill existed at January 1, 2002.

                             Numatics, Incorporated

NEW ACCOUNTING PRONOUNCEMENTS (Continued)

The following table reflects the pro-forma effect of SFAS No. 142 on our net loss for the years ended December 31:

                                                                 2002                 2001               2000
                                                         ------------------------------------------------------
        Net loss, as reported                            $     (6,096,313)   $     (1,783,689)  $      (659,240)
        Add back goodwill amortization, net of taxes                    -             398,654           402,571
                                                         ------------------------------------------------------
        Adjusted net loss                                $     (6,152,915)   $     (1,385,035)  $      (256,669)
                                                         ======================================================

In April 2002, SFAS No. 145, "Rescission of FASB Statement 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections," was issued. Under the provisions of SFAS 145 gains and losses associated with the extinguishment of debt will no longer be classified as extraordinary. The Company will adopt SFAS 145 effective January 1, 2003. Accordingly, the Company will reclassify on that date the $303,818 (net of income taxes of $148,000) recorded in 2001 as an extraordinary item - early extinguishment of debt.

In December 2002, SFAS No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure, an Amendment of FASB Statement No. 123" was issued. SFAS 148 amends SFAS 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for employee stock-based compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosure in annual and interim financial statements about the method of accounting for stock-based compensation and its effect on reported results. The disclosure provisions of SFAS 148 are included in Note 6 to the consolidated financial statements.
                                                                              10

                             Numatics, Incorporated

2.   LONG-TERM DEBT

The Company's long-term debt consisted of the following:

                                                                                             DECEMBER 31
                                                                                        2002             2001
                                                                                 --------------------------------
        Senior subordinated notes due in 2008 bearing interest at 9.625%         $   115,000,000   $   115,000,000
        Term loans payable in U.S. dollars in minimum monthly
         installments of $119,250 plus interest at the greater of
         prime plus 6.5% or 12% (12% at December 31, 2002), due in 2006               12,202,479        14,234,719
        Term loans payable in U.S. dollars with no principal
         installments and interest at 19%, due in 2006                                17,000,000        17,000,000
        Revolving notes payable, bearing interest at prime (4.25% at
         December 31, 2002), due in 2004                                               8,757,747        11,475,895
        Williamston County Tennessee Industrial Revenue Bond, bearing interest at prime plus 2.5% (6.75% at December 31, 2002), due
         in 2011                                                                       2,300,000         2,500,000
        Other                                                                          3,384,617         1,636,064
                                                                                 ---------------------------------
                                                                                     158,644,843       161,846,678
        Less current maturities                                                        2,083,842         1,980,418
                                                                                 ---------------------------------
                                                                                 $   156,561,001   $   159,866,260
                                                                                 =================================

In 1998, Numatics, Inc. issued $115,000,000 of senior subordinated notes due in 2008 and replaced the then existing credit agreements with banks.

The Company entered into new credit agreements in 2001, replacing existing credit agreements, which included two term loans and a revolving note payable in U.S. dollars. Amounts due under the credit agreements are senior to amounts due under the senior subordinated notes due in 2008. The credit agreements provide for the calculation of interest based on prime, prime plus a fixed rate or a fixed rate. The revolving loan agreements define a formula for a borrowing base and establish maximum borrowing amounts ($26,000,000 in the U.S. and $4,000,000 in Canada).

                             Numatics, Incorporated

Certain debt in existence at December 31, 2002 has been classified in the accompanying consolidated balance sheet as long-term based on the terms of the new senior loan agreement as described in Note 10 to the financial statements in accordance with SFAS No. 6, "Classification of Short-Term Obligations Expected to be Refinanced."

The Company has pledged substantially all of its tangible and intangible assets as collateral for the debt outstanding.

Minimum contractual maturities of long-term liabilities based on the terms of the credit agreements in existence at December 31, 2002 for the years following 2002 are as follows: 2003--$2,083,842; 2004--$1,952,448; 2005--$2,579,191;
thereafter--$152,029,362. In addition, the Company is required to make a payment on the term loan in an amount equal to 25% of excess cash flow, as defined in the agreements. Interest paid approximated $17,060,000 in 2002, $15,640,000 in 2001, and $16,171,000 in 2000.

Capitalized debt issuance costs in the accompanying balance sheet were $5,745,140, net of accumulated amortization of $2,594,799 and $5,804,459, net of accumulated amortization of $1,783,701 at December 31, 2002 and 2001, respectively. The Company amortizes debt issuance costs over the useful life of the associated long-term debt; the carrying amount is evaluated for impairment when changes in the associated long-term debt are made.

3.   GOODWILL AND OTHER INTANGIBLE ASSETS

Intangible assets at December 31 were comprised of the following:

                                                                                    AMORTIZATION
                                                                                       PERIOD
                                                    2002              2001             (YEARS)
                                              --------------------------------------------------
        Other intangible assets               $     1,090,000   $     1,090,000         15
        Less accumulated amortization                 864,214           791,542
                                              ---------------------------------
        Net other intangible assets           $       225,786   $       298,458
                                              =================================

        Goodwill                              $     8,256,653   $     7,748,496     (see Note 1)
        Less accumulated amortization               3,157,699         2,932,555
                                              ---------------------------------
        Net goodwill                          $     5,098,954   $     4,815,941
                                              =================================

                             Numatics, Incorporated

The estimated amortization expense related to other intangible assets is approximately $72,667 for 2003, 2004 and 2005, and $7,785 in 2006 at which time they become fully amortized. The Company periodically evaluates its other intangible assets for indicators of impairment in value. If impairment is indicated, the Company evaluates its related undiscounted cash flows and, if appropriate, revalues the asset based on its fair value.

The change in the carrying amount of goodwill is entirely due to changes in foreign currency exchange rates. Goodwill is evaluated for impairment annually following the provisions of SFAS No. 142 whereby the fair value of the Company's reporting units are compared to their carrying amount, including goodwill. Under this statement, goodwill is not longer amortized.

4.   INCOME TAXES

The components of income before income taxes and extraordinary item for the years ended December 31 consisted of the following:

                                                   2002                  2001                  2000
                                          -----------------------------------------------------------------
Domestic                                    $     (3,718,000)    $     (2,941,000)    $      (1,654,000)
International                                      2,415,000            1,089,000             2,069,000
                                          -----------------------------------------------------------------
                                            $     (1,303,000)    $     (1,852,000)    $         415,000
                                          =================================================================

                             Numatics, Incorporated

Significant components of the provision for income taxes for the years ended December 31 are as follows:

                                                            2002              2001          2000
                                                        --------------------------------------------
        Current:
          Federal                                       $          -    $   (138,000)   $   (314,000)
          Foreign                                            304,000         919,000       1,570,000
                                                        --------------------------------------------
                                                             304,000         781,000       1,256,000
        Deferred (credit):
          Federal                                         (1,176,000)     (1,130,000)        (21,000)
          Foreign                                            367,000         (23,000)       (160,000)
                                                        --------------------------------------------
                                                            (809,000)     (1,153,000)       (181,000)
          Change in federal valuation allowance            5,299,000               -               -
                                                        --------------------------------------------
                                                        $  4,794,000    $   (372,000)   $  1,075,000
                                                        ============================================

The reconciliation of income taxes computed at the United States federal statutory tax rate to income tax expense for the years ended December 31 is:

                                                            2002            2001            2000
                                                        --------------------------------------------
     Income taxes at U.S. statutory rate                $   (443,000)   $   (710,000)   $    141,000
     International rate differences                         (171,000)        236,000         350,000
     Valuation allowance on U.S. net deferred
      tax asset                                            5,299,000               -               -
     Other                                                   109,000         102,000         584,000
                                                        --------------------------------------------
                                                        $  4,794,000    $   (372,000)   $  1,075,000
                                                        ============================================

No provision for U.S. federal income taxes has been made on the undistributed earnings of the Canadian subsidiary for which earnings are considered permanently invested ($5,709,000 at December 31, 2002, $7,000,000 at December 31, 2001, and $6,541,000 at December 31, 2000).

                             Numatics, Incorporated

Significant components of the Company's deferred tax assets and liabilities as of December 31 were as follows:

                                                   2002               2001
                                             ---------------------------------
        Deferred tax assets:
           Intangible amortization           $     1,022,000   $     1,282,000
           Deferred compensation                   3,707,000         3,072,000
           Inventory                                 160,000            39,000
           Other deferred assets                     217,000           407,000
           Net operating loss carryforward         2,297,000         1,478,000
                                             ---------------------------------
        Gross deferred tax assets                  7,403,000         6,278,000

        Deferred tax liabilities:
           Depreciation                           (2,165,000)       (2,356,000)
           Inventory                                 (98,000)                -
           Other deferred liabilities               (280,000)          (40,000)
                                             ---------------------------------
        Gross deferred tax liabilities            (2,543,000)       (2,396,000)
        Valuation allowance                       (5,299,000)                -
                                             ---------------------------------
        Net deferred income taxes            $      (439,000)  $     3,882,000
                                             =================================

The Company's net operating loss carryforwards at December 31, 2002 exist in the United States, which expire in 2021 and 2022, and Germany, which have no expiration date.

Based on an analysis of both positive and negative evidence, including a three-year cumulative tax loss from its U.S. operations, the Company recorded a $5.3 million valuation allowance against the U.S. net deferred tax asset in 2002.

                             Numatics, Incorporated

The following table summarizes the Company's total provision for income taxes:

                                                          2002                 2001                  2000
                                                    -----------------------------------------------------------
        Income tax expense (benefit) before
         extraordinary item                         $      4,794,000     $       (372,000)    $       1,075,000
        Income tax benefit on extraordinary item                   -             (148,000)                    -
                                                    -----------------------------------------------------------
                                                    $      4,794,000     $       (520,000)    $       1,075,000
                                                    ===========================================================

5.   EMPLOYEE BENEFIT PLANS

The Company has noncontributory defined benefit pension plans covering substantially all United States hourly employees and substantially all Canadian employees. Benefits of the plans are based on years of service. The Company's funding policy is consistent with the funding requirements of laws and regulations.

The Company also provides postretirement benefits for certain domestic employees covered under Company-sponsored benefit plans. Participants in these plans may become eligible for these benefits if they reach normal retirement age while working for the Company. The Company's policy is to fund postretirement benefit costs as they are provided, with retirees paying a portion of the costs.

COMPONENTS OF NET PERIODIC BENEFIT COST ARE:

                                                       PENSION BENEFITS             POSTRETIREMENT BENEFITS
                                                     2002            2001             2002            2001
                                                 ------------------------------------------------------------
 Service cost                                    $   298,380    $    290,980     $   191,008      $   185,712
 Interest cost                                       701,032         677,023         687,913          657,310
 Expected return on assets                          (736,444)       (732,820)              -                -
 Amortization of unrecognized transition
  obligation                                           6,744           6,090         265,789          265,789
 Amortization of unrecognized prior service
  cost                                                62,437          62,437          72,456           72,456
                                                 ------------------------------------------------------------
 Net periodic benefit cost                       $   332,149    $    303,710     $ 1,217,166      $ 1,181,267
                                                 ============================================================

                             Numatics, Incorporated

CHANGES IN BENEFIT OBLIGATION ARE:

                                                     PENSION BENEFITS               POSTRETIREMENT BENEFITS
                                                  2002             2001              2002             2001
                                              ----------------------------------------------------------------
Benefit obligation at beginning of year       $   9,229,581    $  8,630,381      $  8,660,696      $ 9,385,646
Service cost                                        298,380         290,980           191,008          185,712
Interest cost                                       701,032         677,023           687,913          657,310
Actuarial loss (gain)                               829,062          19,459         1,077,979       (1,211,473)
Benefits paid                                      (474,080)       (388,262)         (458,360)        (356,499)
                                              ----------------------------------------------------------------
Benefit obligation at end of year               $10,583,975    $  9,229,581      $ 10,159,236      $ 8,660,696
                                              ================================================================

CHANGES IN PLAN ASSETS ARE:

                                                     PENSION BENEFITS              POSTRETIREMENT BENEFITS
                                                  2002             2001              2002             2001
                                              ----------------------------------------------------------------
Fair value of assets at beginning of year     $  8,266,359     $  8,301,823      $          -      $         -
Actual return on assets                           (900,599)          34,045                 -                -
Contributions                                      475,375          318,753                 -                -
Benefits paid                                     (474,080)        (388,262)                -                -
                                              ----------------------------------------------------------------
Fair value of assets at end of year           $  7,367,055     $  8,266,359      $          -      $         -
                                              ================================================================

FUNDED STATUS OF THE PLANS IS:

                                                     PENSION BENEFITS               POSTRETIREMENT BENEFITS
                                                  2002             2001              2002             2001
                                              ----------------------------------------------------------------
Funded status as of end of year               $  (3,216,920)   $   (963,223)     $(10,159,236)    $ (8,660,696)
Unrecognized transition obligation                  108,133         113,467         3,189,474        3,455,263
Unrecognized prior service cost                     267,622         330,059           575,307          647,763
Unrecognized net loss (gain)                      3,139,883         678,507           493,466         (584,513)
                                              ----------------------------------------------------------------
Prepaid (accrued) benefit cost, net           $     298,718    $    158,810      $ (5,900,989)    $ (5,142,183)
                                              ================================================================

                             Numatics, Incorporated

Amounts recognized for pension benefits in the consolidated balance sheets consist of:

                                                                  DECEMBER 31
                                                             2002             2001
                                                        -------------------------------

     Accrued benefit liability                          $    (3,010,342)  $    (765,173)
     Intangible asset                                           267,622         319,331
     Accumulated other comprehensive income, pretax           3,041,438         604,652
                                                        -------------------------------
     Net amount recognized                              $       298,718   $     158,810
                                                        ===============================

The discount rate used in determining the present value of the accumulated postretirement and pension benefit obligation was 7% in 2002 and 8% in 2001. The expected long-term rate of return on pension assets was 9% in 2002 and 9% in 2001. The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 7% declining by .25% per year to an ultimate rate of 5.5% in 2008. If the assumed healthcare cost trend rate was increased 1% in all future years, the accumulated postretirement benefit obligation would increase by $685,748 and the related expense would increase by $57,569. If the assumed healthcare cost trend rate was decreased 1% in all future years, the accumulated postretirement benefit obligation would decrease by $597,363 and the related expense would decrease by $49,835.

The Company has a noncontributory defined contribution pension plan covering all United States salaried employees. The Company also has a contributory 401(k) Plan, whereby the Company matches certain employee contributions. Contributions to the defined contribution plan are based on compensation. Total defined contribution expense was $431,000, $249,000, and $610,000 for 2002, 2001, and
2000, respectively.

6.   SHAREHOLDERS' EQUITY

The common stock of the Company was split on the basis of 125 shares with a par value of $.01 per share for each issued and outstanding share effective May 15, 2000. In connection with the stock split, the authorized share capital was changed from the previously authorized 250,000 shares of common stock of the Company to 9,950,000 shares of common stock with a $.01 par value.

                             Numatics, Incorporated

During 2002, the Company purchased 210,083 shares of treasury stock for $2,257,284 through the issuance of notes payable to the former shareholders. During 2001, the Company purchased 52,257 shares of treasury stock for $1,089,996 through the issuance of notes payable to the former shareholder.

The Numatics, Incorporated Stock Incentive Plan (the Plan) is intended to provide incentive compensation to certain key managers and employees and directors of the Company or any Affiliated Entity. The Company adopted its Plan, which permits the grant of options to purchase up to 200,000 shares of common stock, on June 29, 2000. Options granted under the Plan vest over a five-year period. During the year ended December 31, 2002, no options were granted. At December 31, 2002 options for 39,600 shares were exercisable at $17.50, while 134,000 shares were available for future grant.

The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for the stock option plan. Accordingly, no compensation expense has been recognized for the stock option plan. The following table reflects pro-forma financial results, had compensation expense been determined based on the fair value at the grant dates for awards under the plan consistent with the method of SFAS No. 123.

                                                                      YEARS ENDED DECEMBER 31
                                                               2002            2001             2000
                                                          -----------------------------------------------
    Net loss, as reported                                 $  (6,096,313)   $ (1,783,689)    $    (659,240)
    Deduct: Total stock-based employee compensation
      expense determined under the fair-value based
      method of accounting, net of income tax benefit           (36,000)        (36,000)          (36,000)
                                                          -----------------------------------------------
    Pro-forma net income                                  $  (6,132,313)   $ (1,819,689)    $    (695,240)
                                                          ===============================================

The fair values of stock options, as disclosed above, were estimated as of the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 2002: risk-free interest rate of 6%; a dividend yield of 0%; volatility factor of the expected market price of our common stock of 0%; and a weighted average expected life of the options of 5 years. For purposes of the pro forma disclosures required under SFAS No. 123, the estimated fair value of the options is amortized over the options' vesting period.

                             Numatics, Incorporated

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because our stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

7.   SEGMENT AND GEOGRAPHIC INFORMATION

Operating segments are defined as components of an enterprise with separate financial information available that is evaluated regularly by the chief operating decision-makers. The Company reports it segments based on geographic area. The operating segments' accounting policies are consistent with those described in Note 1.

Financial information, summarized by geographic area, is as follows:

                                             2002                2001                 2000
                                       ----------------------------------------------------------
    Net sales:
         North America                 $      92,608,375    $     93,993,279      $   123,986,415
         International                        19,631,154          19,569,797           21,874,163
                                       ----------------------------------------------------------
                                       $     112,239,529    $    113,563,076      $   145,860,578
                                       ==========================================================

                                             2002                2001                 2000
                                       ----------------------------------------------------------
    Depreciation and amortization:
         North America                 $       5,000,829    $      4,930,270     $      5,554,334
         International                           451,573             557,469              582,480
                                       ----------------------------------------------------------
                                       $       5,452,402    $      5,487,739     $      6,136,814
                                       ==========================================================

                                             2002                2001                 2000
                                       ----------------------------------------------------------
    Operating income:
         North America                 $      14,979,642    $     14,537,406     $    18,179,347
         International                         1,234,052           1,131,748             784,257
                                       ----------------------------------------------------------
                                       $      16,213,694    $     15,669,154     $    18,963,604
                                       ==========================================================

                             Numatics, Incorporated

                                      2002                2001                 2000
                                 --------------------------------------------------------
    Capital expenditures:
         North America           $        451,731    $      1,842,212     $     5,338,819
         International                          -             129,312             249,035
                                 --------------------------------------------------------
                                 $        451,731    $      1,971,524     $     5,587,854
                                 ========================================================

                                      2002                2001
                                 ------------------------------------
    Total assets
         North America           $     81,383,823    $     89,481,467
         International                 16,073,066          15,461,176
                                 ------------------------------------
                                 $     97,456,889    $    104,942,643
                                 ====================================

8.   GUARANTOR AND NON-GUARANTOR SUBSIDIARIES

The $115 million of 9-5/8% senior subordinated notes issued by Numatics, Inc. in 1998 are guaranteed by the Company's United States subsidiaries in which it owns 100% of the voting stock. Each of the Guarantor Subsidiaries has fully and unconditionally guaranteed, on a joint and several basis, the obligation to pay principal, premium, if any, and interest and Liquidated Damages, if any, on the Notes.

The following supplemental consolidating condensed financial statements present:

         1. Consolidating condensed balance sheets as of December 31, 2002 and 2001, and consolidating condensed statements of operations and cash flows for the years ended December 31, 2002, 2001 and 2000.

         2. Numatics, Incorporated (the Parent), combined Guarantor Subsidiaries and combined Non-Guarantor Subsidiaries (consisting of the Parent's foreign subsidiaries).

         3. Elimination entries necessary to consolidate the parent and all of its subsidiaries.

Management does not believe that separate financial statements of the Guarantor Subsidiaries are material to investors. Therefore, separate financial statements and other disclosures concerning the Guarantor Subsidiaries are not presented.

                             Numatics, Incorporated

                      Consolidating Condensed Balance Sheet

                                December 31, 2002

                                                 GUARANTOR      NON-GUARANTOR
                                  PARENT        SUBSIDIARIES     SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                               -------------------------------------------------------------------------------
Trade receivables              $  8,930,549     $  1,660,527    $    7,946,181   $           -   $  18,537,257
Inventories                      18,222,807        4,834,926        10,623,849        (967,000)     32,714,582
Other                             2,091,702          171,344         2,133,514               -       4,396,560
                               -------------------------------------------------------------------------------
Total current assets             29,245,058        6,666,797        20,703,544        (967,000)     55,648,399
Goodwill, net of
   accumulated amortization       1,248,777                -         2,724,332       1,125,845       5,098,954
Other                            20,270,566           40,572           611,475     (12,079,076)      8,843,537
Intercompany amounts             18,841,713        1,770,711         8,010,748     (28,623,172)              -
Property, plant and
   equipment, net of
   accumulated depreciation      22,442,827          914,736         4,508,436               -      27,865,999
                               -------------------------------------------------------------------------------
                               $ 92,048,941     $  9,392,816    $   36,558,535   $ (40,543,403)  $  97,456,889
                               ===============================================================================
Accounts payable and
   accrued expenses            $  6,824,958     $    653,508    $    3,122,798   $           -   $  10,601,264
Compensation and employee
   benefits                       1,903,535          208,786         1,340,364               -       3,452,685
Current portion of
   long-term debt                 1,711,249          103,420           269,173               -       2,083,842
Other                               384,955          (76,310)          571,523               -         880,168
                               -------------------------------------------------------------------------------
Total current liabilities        10,824,697          889,404         5,303,858               -      17,017,959
Long-term debt less current
   portion                      153,547,742           14,785         2,998,474               -     156,561,001
Other                            11,358,111                -           743,294         487,668      12,589,073
Intercompany amounts              7,256,719        4,344,375        17,022,078     (28,623,172)              -
Accumulated deficiency          (90,938,328)       4,144,252        10,490,831     (12,407,899)    (88,711,144)
                               -------------------------------------------------------------------------------
                               $ 92,048,941     $  9,392,816    $   36,558,535   $ (40,543,403)  $  97,456,889
                               ===============================================================================

                             Numatics, Incorporated

                      Consolidating Condensed Balance Sheet

                                December 31, 2001

                                                 GUARANTOR      NON-GUARANTOR
                                  PARENT        SUBSIDIARIES     SUBSIDIARIES    ELIMINATIONS    CONSOLIDATED
                               -------------------------------------------------------------------------------
Trade receivables              $  8,654,985     $  1,753,498    $    7,006,937   $               $  17,415,420
                                                                                             -
Inventories                      19,582,043        4,317,761        10,211,537        (992,000)     33,119,341
Other                             3,769,247          259,639         1,801,501               -       5,830,387
                               -------------------------------------------------------------------------------
Total current assets             32,006,275        6,330,898        19,019,975        (992,000)     56,365,148
Goodwill, net of
   accumulated amortization       1,248,777                -         2,441,319       1,125,845       4,815,941
Other                            23,382,489           40,572         1,214,872     (12,067,109)     12,570,824
Intercompany amounts             19,400,659          895,713         7,539,936     (27,836,308)              -
Property, plant and
   equipment, net of
   accumulated depreciation      25,410,717        1,062,778         4,717,235               -      31,190,730
                               -------------------------------------------------------------------------------
                               $101,448,917     $  8,329,961    $   34,933,337   $ (39,769,572)  $ 104,942,643
                               ===============================================================================
Accounts payable and
   accrued expenses            $  6,916,818     $    451,354    $    2,629,241               -   $   9,997,413
Compensation and
   employee benefits              1,175,320          136,472         1,034,280               -       2,346,072
Current portion of
   long-term debt                 1,711,249                -           269,169               -       1,980,418
Other                                20,467          (20,171)          704,171               -         704,467
                               -------------------------------------------------------------------------------
Total current liabilities         9,823,854          567,655         4,636,861               -      15,028,370

Long-term debt less current
   portion                      154,987,882          198,221         4,680,157               -     159,866,260

Other                             8,013,774                -           374,074         397,576       8,785,424

Intercompany amounts              7,564,923        4,078,376        16,193,009     (27,836,308)              -

Accumulated deficiency          (78,941,516)       3,485,709         9,049,236     (12,330,840)    (78,737,411)
                               -------------------------------------------------------------------------------
                               $101,448,917     $  8,329,961    $   34,933,337   $ (39,769,572)  $ 104,942,643
                               ===============================================================================

                            Numatics, Incorporated

                 Consolidating Condensed Statement of Operations

                          Year ended December 31, 2002

                                                 GUARANTOR      NON-GUARANTOR
                                  PARENT        SUBSIDIARIES     SUBSIDIARIES    ELIMINATIONS    CONSOLIDATED
                               -------------------------------------------------------------------------------
Net sales                      $ 75,871,736    $  14,325,064    $  45,691,729    $ (23,649,000) $  112,239,529
Costs and expenses               63,177,146       13,286,812       43,235,877      (23,674,000)     96,025,835
                               -------------------------------------------------------------------------------
Operating income                 12,694,590        1,038,252        2,455,852           25,000      16,213,694
Interest and other               20,881,838          379,709          958,368           90,092      22,310,007
                               -------------------------------------------------------------------------------
Net (loss) income              $ (8,187,248)   $     658,543    $   1,497,484          (65,092) $   (6,096,313)
                               ===============================================================================

                 Consolidating Condensed Statement of Operations

                          Year ended December 31, 2001

                                                GUARANTOR       NON-GUARANTOR
                                  PARENT       SUBSIDIARIES      SUBSIDIARIES    ELIMINATIONS    CONSOLIDATED
                               -------------------------------------------------------------------------------
Net sales                      $ 76,871,429    $  13,204,578    $  43,422,069    $ (19,935,000) $  113,563,076
Costs and expenses               64,177,962       12,787,738       40,938,958      (20,010,736)     97,893,922
                               -------------------------------------------------------------------------------
Operating income                 12,693,467          416,840        2,483,111           75,736      15,669,154
Interest and other               15,362,331          161,192        2,557,888         (628,568)     17,452,843
                               -------------------------------------------------------------------------------
Net (loss) income              $ (2,668,864)   $     255,648    $     (74,777)   $     704,304  $   (1,783,689)
                               ===============================================================================

                 Consolidating Condensed Statement of Operations

                          Year ended December 31, 2000

                                                 GUARANTOR      NON-GUARANTOR
                                  PARENT        SUBSIDIARIES     SUBSIDIARIES    ELIMINATIONS    CONSOLIDATED
                               -------------------------------------------------------------------------------
Net sales                      $104,140,921    $  18,503,976    $  49,776,681    $ (26,561,000) $  145,860,578
Costs and expenses               88,645,996       18,344,588       46,293,126      (26,386,736)    126,896,974
                               -------------------------------------------------------------------------------
Operating income                 15,494,925          159,388        3,483,555         (174,264)     18,963,604
Interest and other               16,620,752           97,209        2,846,188           58,695      19,622,844
                               -------------------------------------------------------------------------------
Net (loss) income              $ (1,125,827)   $      62,179    $     637,367    $    (232,959) $     (659,240)
                               ===============================================================================

                            Numatics, Incorporated

                 Consolidating Condensed Statement of Cash Flows

                          Year ended December 31, 2002

                                                GUARANTOR      NON-GUARANTOR
                                   PARENT      SUBSIDIARIES     SUBSIDIARIES     ELIMINATIONS   CONSOLIDATED
                               ------------------------------------------------------------------------------
Net cash provided by
   operating activities        $  5,440,687    $     654,408   $    1,717,534    $          -   $    7,812,629
Cash flows from investing
   activities:
Capital expenditures               (410,459)         (68,649)          27,377               -         (451,731)
Other investments                    11,679                -                -               -           11,679
                               -------------------------------------------------------------------------------
Net cash provided by (used
   in) investing activities        (398,780)         (68,649)          27,377               -         (440,052)
Cash flows from financing
   activities:
Debt repayments                  (4,909,964)        (80,016)       (1,931,213)              -       (6,921,193)
Debt issuance costs                (753,586)              -               538               -         (753,048)
                               -------------------------------------------------------------------------------
Net cash used in financing
   activities                    (5,663,550)         (80,016)      (1,930,675)              -       (7,674,241)
Other                                     -                -           56,068        (333,181)        (277,113)
Intercompany accounts               385,040         (608,999)        (109,222)        333,181                -
                               -------------------------------------------------------------------------------
Net decrease in cash               (236,603)        (103,256)        (238,918)              -         (578,777)
Cash and equivalents, at
   beginning of year                401,062          207,257        1,286,708               -        1,895,027
                               -------------------------------------------------------------------------------
Cash and equivalents at end
   of year                     $    164,459    $     104,001   $    1,047,790    $          -   $    1,316,250
                               ===============================================================================

                          Numatics, Incorporated

                 Consolidating Condensed Statement of Cash Flows

                          Year ended December 31, 2001

                                                GUARANTOR      NON-GUARANTOR
                                  PARENT       SUBSIDIARIES     SUBSIDIARIES     ELIMINATIONS   CONSOLIDATED
                               -------------------------------------------------------------------------------
Net cash provided by
   operating activities        $  4,957,529    $   1,018,969   $    3,447,063    $    (13,460)  $    9,410,101
Cash flows from investing
   activities:
Capital expenditures             (1,571,046)         (56,723)        (343,755)              -       (1,971,524)
Other investments                  (279,959)               -          238,695               -          (41,264)
                               -------------------------------------------------------------------------------
Net cash used in investing       (1,851,005)         (56,723)        (105,060)              -       (2,012,788)
   activities
Cash flows from financing
   activities:
Debt proceeds (repayments)       (1,786,518)         (78,803)      (1,588,785)              -       (3,454,106)
Debt issuance costs              (2,555,524)               -         (471,493)              -       (3,027,017)
Extraordinary item                 (286,722)               -          (17,096)              -         (303,818)
                               -------------------------------------------------------------------------------
Net cash used in financing       (4,628,764)         (78,803)      (2,077,374)              -       (6,784,941)
   activities
Other                                     -                -          (44,872)        352,260          307,388
Intercompany accounts             1,779,008         (994,316)        (432,432)       (352,260)               -
                               -------------------------------------------------------------------------------
Net increase (decrease) in          256,768         (110,873)         787,325         (13,460)         919,760
   cash
Cash and equivalents, at
   beginning of year                144,294          318,130          499,383          13,460          975,267
                               -------------------------------------------------------------------------------
Cash and equivalents, at
   end of year                 $    401,062    $     207,257   $    1,286,708    $          -   $    1,895,027
                               ===============================================================================

                          Numatics, Incorporated

                 Consolidating Condensed Statement of Cash Flows

                          Year ended December 31, 2000

                                                     GUARANTOR      NON-GUARANTOR
                                            PARENT       SUBSIDIARIES     SUBSIDIARIES     ELIMINATIONS   CONSOLIDATED
                                         -------------------------------------------------------------------------------
Net cash provided by
   operating activities                  $  1,630,295    $     343,916   $    1,171,567    $          -   $    3,145,778
Cash flows from investing
   activities:
Capital expenditures                       (3,703,794)        (419,278)      (1,464,782)              -       (5,587,854)
Other investments                             227,597             (400)          30,318               -          257,515
                                         -------------------------------------------------------------------------------
Net cash used in investing                 (3,476,197)        (419,678)      (1,434,464)              -       (5,330,339)
   activities
Cash flows from financing activities:
Debt proceeds (repayments)                  2,305,730          (77,390)        (241,798)              -        1,986,542
Debt issuance costs                                 -                -                -               -                -
                                         -------------------------------------------------------------------------------
Net cash provided by (used                  2,305,730          (77,390)        (241,798)              -        1,986,542
   in) financing activities
Other                                              (1)               -          (50,580)       (328,196)        (378,777)
Intercompany accounts                        (427,470)           2,012           97,262         328,196                -
                                         -------------------------------------------------------------------------------
Net increase (decrease) in                     32,357         (151,140)        (458,013)              -         (576,796)
   cash
Cash and equivalents, at
   beginning of year                          116,244          469,270          966,549               -        1,552,063
                                         -------------------------------------------------------------------------------
Cash and equivalents, at
   end of year                           $    148,601    $     318,130   $      508,536    $          -   $      975,267
                                         ===============================================================================

                          Numatics, Incorporated

9.   QUARTERLY FINANCIAL DATA (UNAUDITED)

2002                          1ST QTR.         2ND QTR.        3RD QTR.        4TH QTR.         TOTAL
                           ------------------------------------------------------------------------------
Net sales                  $   26,815,162   $  28,024,085   $  28,496,350    $ 28,903,932   $ 112,239,529
Gross profit                   10,451,701      10,559,541      10,829,495      10,840,679      42,681,416
Net (loss) income (1)            (814,548)        483,243        (355,128)     (5,409,880)     (6,096,313)

2001                          1ST QTR.         2ND QTR.        3RD QTR.        4TH QTR.         TOTAL
                           ------------------------------------------------------------------------------
Net sales                  $   32,761,914   $  29,538,980   $  26,738,688    $ 24,523,494   $ 113,563,076
Gross profit                   11,891,365      11,459,235      11,031,068       8,653,461      43,035,129
Net (loss) income (2)            (558,691)       (192,923)        863,815      (1,895,890)     (1,783,689)

2000                          1ST QTR.         2ND QTR.        3RD QTR.        4TH QTR.         TOTAL
                           ------------------------------------------------------------------------------
Net sales                  $   37,129,791   $  39,576,749   $  36,596,534    $ 32,557,504   $ 145,860,578
Gross profit                   14,673,611      14,677,109      13,699,431      10,482,803      53,532,954
Net (loss) income (2)             678,726         507,728          44,083      (1,889,777)       (659,240)

(1) As referenced in Note 4 to the consolidated financial statements, in the fourth quarter of 2002, income tax expense included the creation of a valuation allowance on the Company's deferred tax assets of $5.3 million.

(2) As referenced in Note 1 to the consolidated financial statements, on January 1, 2002, the Company adopted SFAS No. 142, under which goodwill is no longer amortized. Amortization expense, net of tax was $398,654 and $402,571 in 2001 and 2000, respectively.

                          Numatics, Incorporated

10.  SUBSEQUENT EVENTS

Effective January 6, 2003, the Company entered into a new senior loan agreement with a group of lenders for which Foothill Capital Corporation acts as agent. The new loan agreement provides for: (a) $25,000,000 of three-year revolving credit facilities, subject to borrowing base requirements; (b) an additional $7,500,000 of three-year revolving credit facilities, subject to borrowing base requirements and monthly reductions beginning April 1, 2003; (c) $23,500,000 of three-year term loans; and (d) an additional $10,000,000 of term loans that could be made during the next six months, subject to conditions specified in the loan agreement, to provide additional funds in connection with repurchases of the Company's 9-5/8% senior subordinated notes. The term loans are payable in monthly installments of $114,583 beginning April 1, 2003. The Company repaid all of the indebtedness outstanding under its former senior credit facilities with LaSalle Business Credit, Inc. and its Canadian affiliate and all of its indebtedness to American Capital Strategies, Ltd. from proceeds of the initial borrowings under the new loan agreement.

The new revolving credit and term loans are secured by liens on substantially all of the assets of Numatics, Incorporated and its U.S., Canadian, and German subsidiaries. The new revolving credit loans bear interest at variable rates based on prime or LIBOR, at the Company's election. The weighted average of the initial rates for the revolving credit facility is approximately 5.31% per annum. $5,500,000 of the new term loans bear interest at the greater of prime plus 4% per annum or 9% per annum. The remaining $18,000,000 of the new term loans bear interest at the greater of prime plus 6% per annum or 11% per annum, plus 2% per annum which may be paid in kind at the Company's option. An additional $10,000,000 of term loans that could be made during the next six months, subject to conditions specified in the loan agreement, to provide additional funds in connection with repurchases of the Company's 9-5/8% senior subordinated notes, bear interest at 13% per annum.

On February 26, 2003, the Company entered into agreements to repurchase $9,730,000 face amount of its 9-5/8% senior subordinated notes for a total purchase price of $5,667,725 and on March 25, 2003, the Company entered into an agreement to repurchase $5,250,000 face amount of its 9-5/8% senior subordinated notes for a total purchase price of $3,202,500.